Exhibit 99

PFIZER REPORTS FOURTH-QUARTER AND FULL-YEAR 2014 RESULTS;
PROVIDES 2015 FINANCIAL GUIDANCE

▪	Fourth-Quarter 2014 Reported Revenues(1) of $13.1 Billion; Full-Year 2014 Reported Revenues(1) of $49.6 Billion

▪	Fourth-Quarter 2014 Adjusted Diluted EPS(2) of $0.54, Reported Diluted EPS(1) of $0.19; Full-Year 2014 Adjusted Diluted EPS(2) of $2.26, Reported Diluted EPS(1) of $1.42

▪
Repurchased $1.2 Billion and $5.0 Billion of Common Stock in Fourth-Quarter and Full-Year 2014, Respectively; Returned Nearly $12 Billion to Shareholders Through Share Repurchases and Dividends in 2014

▪	Provides 2015 Financial Guidance
NEW YORK, N.Y., Tuesday, January 27, 2015 – Pfizer Inc. (NYSE: PFE) reported financial results for fourth-quarter and full-year 2014. At the beginning of fiscal year 2014, the company began managing its commercial operations through a new global commercial structure consisting of two distinct businesses: an Innovative Products business and an Established Products business. The Innovative Products business is composed of two operating segments: the Global Innovative Pharmaceutical segment (GIP)(3) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC)(3). The Established Products business consists of the Global Established Pharmaceutical segment (GEP)(3). Financial results for each of these segments are presented in the Operating Segment Information section.
As a result of the full disposition of Zoetis Inc. (Zoetis) on June 24, 2013, the financial results of the Animal Health business are reported as a discontinued operation in the consolidated statements of income for the twelve months ended December 31, 2013.
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. Results are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Fourth-Quarter			Full-Year
	2014	2013	Change	2014	2013	Change
Reported Revenues(1)	$ 13,118	$ 13,558	(3%)	$ 49,605	$ 51,584	(4%)
Adjusted Income(2)	3,441	3,686	(7%)	14,530	15,288	(5%)
Adjusted Diluted EPS(2)	0.54	0.56	(4%)	2.26	2.22	2%
Reported Net Income(1)	1,228	2,568	(52%)	9,135	22,003	(58%)
Reported Diluted EPS(1)	0.19	0.39	(51%)	1.42	3.19	(55%)

REVENUES

($ in millions) Favorable/(Unfavorable)	Fourth-Quarter				Full-Year
	2014	2013	% Change		2014	2013	% Change
			Total	Oper.			Total	Oper.
GEP(3)	$ 6,407	$ 7,160	(11%)	(7%)	$ 25,149	$ 27,619	(9%)	(7%)
GIP(3)	3,748	3,645	3%	6%	13,861	14,317	(3%)	(2%)
Global Vaccines(3)	1,318	1,118	18%	22%	4,480	3,965	13%	15%
Consumer Healthcare(3)	953	943	1%	4%	3,446	3,342	3%	5%
Global Oncology(3)	609	556	10%	14%	2,218	1,978	12%	14%
Other(4)	83	135	(38%)	(41%)	451	364	24%	23%
Total	$ 13,118	$ 13,558	(3%)	—	$ 49,605	$ 51,584	(4%)	(2%)

SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Fourth-Quarter				Full-Year
	2014	2013	% Change		2014	2013	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 2,584	$ 2,672	(3%)	5%	$ 9,134	$ 9,273	(2%)	2%
Percent of Revenues(2)	19.7%	19.8%	N/A	N/A	18.5%	18.0%	N/A	N/A
SI&A Expenses(2)	3,916	4,093	(4%)	(2%)	13,721	14,172	(3%)	(2%)
R&D Expenses(2)	2,039	1,790	14%	15%	7,153	6,554	9%	9%
Total	$ 8,539	$ 8,555	—	4%	$ 30,007	$ 29,999	—	2%

Effective Tax Rate(2)	26.2%	27.7%			26.5%	27.5%

2015 FINANCIAL GUIDANCE(5)(6)
Pfizer's 2015 financial guidance is summarized below.

Reported Revenues(1)	$44.5 to $46.5 billion
Adjusted Cost of Sales(2) as a Percentage of Reported Revenues(1)	18.5% to 19.5%
Adjusted SI&A Expenses(2)	$12.8 to $13.8 billion
Adjusted R&D Expenses(2)(6)	$6.9 to $7.4 billion
Adjusted Other (Income)/Deductions(2)	Approximately ($500 million) of income
Effective Tax Rate on Adjusted Income(2)	Approximately 25.0%
Reported Diluted EPS(1)	$1.37 to $1.52
Adjusted Diluted EPS(2)	$2.00 to $2.10

A reconciliation of Pfizer's full-year 2014 financial results to certain components of its 2015 financial guidance, including certain significant factors impacting 2015 financial guidance, is below.

	Full-Year 2014	2015 Financial Guidance (Excl. Pending OPKO Transaction(6)) at 2014 FX Rates	Impact of Mid-January 2015 FX Rates Compared to 2014 FX Rates	Impact of Pending OPKO Transaction(6)	2015 Financial Guidance

Reported Revenues(1)	$49.6 billion	$47.3 to $49.3 billion	($2.8 billion)	—	$44.5 to $46.5 billion
Reported Diluted EPS(1)	$1.42	$1.57 to $1.72	($0.17)	($0.03)	$1.37 to $1.52
Adjusted Diluted EPS(2)	$2.26	$2.20 to $2.30	($0.17)	($0.03)	$2.00 to $2.10

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “During 2014, despite significant continued revenue headwinds from product losses of exclusivity and co-promote expiries, we were able to deliver modest adjusted diluted EPS(2) growth. This was achieved through a combination of incremental revenue generation from key in-line products and recent product launches, responsible expense management as well as supportive capital allocation.”
“We continued to focus on strengthening our innovative core and have made notable progress in this area through both internal advancements and strategic business development.  As we look forward to 2015, we expect continued momentum with our pipeline, notably the potential U.S. approval of Ibrance (palbociclib) for advanced breast cancer, as well as anticipated strong growth in emerging markets and from our recent product launches in developed markets, including Eliquis, Xeljanz, Prevnar 13 in adults and Nexium 24HR.  We are now in a position to commence over 20 registrational studies during the coming four years with candidates that are based upon strong science and target indications that have significant unmet need.”
Mr. Read continued, “On the commercial front, our innovative and established businesses continue to benefit from a sharp focus on execution in their respective markets and we expect each will demonstrate continued improvement in their competitive positioning.”
“Further, we remain in a strong financial position that will enable us to invest in our business at appropriate levels, continue to pursue attractive business development activities and also continue to return meaningful capital directly to our shareholders,” Mr. Read concluded.
Frank D’Amelio, Chief Financial Officer, stated, “For full-year 2014, I was pleased with our financial performance, the operational execution of our newly-formed businesses and our ability to continue delivering shareholder value through prudent capital allocation. Regarding our financial performance, we achieved or exceeded all elements of our 2014 financial guidance despite an operating environment that remains challenging. In addition, we began operating within our new commercial structure in 2014 and saw significant progress across each of our businesses. Finally, we continued to demonstrate our commitment to delivering significant value to shareholders by returning nearly $12 billion to shareholders through share repurchases and dividends in 2014.”
“We are also providing our 2015 financial guidance, including ranges for reported revenues(1) of $44.5 to $46.5 billion and for adjusted diluted EPS(2) of $2.00 to $2.10. Our guidance for reported revenues(1) reflects the anticipated negative impact of $3.5 billion due to recent and expected product losses of exclusivity as well as $2.8 billion as a result of recent adverse changes in essentially all foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from last year, partially offset by anticipated revenue growth from certain other products. Our reported(1) and adjusted(2) diluted EPS guidance reflects a $0.17 unfavorable impact as a result of adverse changes in foreign exchange rates from last year. In addition, our reported(1) and adjusted(2) diluted EPS guidance reflects a $0.03 reduction for the planned upfront payment associated with the pending transaction with OPKO Health, Inc. (OPKO)(6). Finally, our guidance for reported(1) and adjusted(2) diluted EPS also reflects anticipated share repurchases totaling approximately $6 billion this year, including $715 million of our shares repurchased to date in 2015. These repurchases and planned repurchases will more than offset the potential dilution related to employee compensation programs,” Mr. D'Amelio concluded.
QUARTERLY FINANCIAL HIGHLIGHTS (Fourth-Quarter 2014 vs. Fourth-Quarter 2013)
Reported revenues(1) decreased $440 million, or 3%, which reflects slight operational growth of $9 million, and the unfavorable impact of foreign exchange of $449 million, or 3%. Operational growth in developed markets was driven by the performance of certain key products, including Lyrica, Prevnar and Eliquis, as well as Xeljanz primarily in the U.S. Additionally, revenues in emerging markets increased 7% operationally, including strong operational growth from Lipitor, primarily in China, as well as Prevenar and Enbrel. This operational growth was offset primarily by the loss of exclusivity and subsequent multi-source generic competition for Celebrex in the U.S., the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada, the termination of the Spiriva collaboration in certain countries as well as by other product losses of exclusivity in certain markets.
Established Products Business Highlights

▪
GEP(3) revenues decreased 7% operationally, primarily due to declining revenues from Lipitor in developed markets resulting from continued generic competition as well as the loss of exclusivity and subsequent launch of multi-source generic competition for Celebrex in the U.S. in December 2014, Detrol LA in the U.S. in January 2014 as well as Aricept in Canada in December 2013. Additionally, the co-

promotion collaboration for Spiriva has terminated in most countries, including the U.S. in April 2014, or has entered its final year in other markets, which, per the terms of the collaboration agreement, has resulted in a decline in Pfizer’s share of Spiriva revenues. These declines were partially offset by strong performance in emerging markets, where revenues increased 7% operationally, as well as by Lyrica in Europe.
Innovative Products Business Highlights

▪
GIP(3) revenues increased 6% operationally, primarily due to strong operational growth from Lyrica, primarily in the U.S. and Japan, as well as the performance of recently launched products, including Eliquis globally and Xeljanz, primarily in the U.S. This growth was partially offset primarily by the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada on October 31, 2013; for a 36-month period thereafter, Pfizer is entitled to royalty payments that have been and are expected to continue to be significantly less than the share of Enbrel profits prior to the expiration of the co-promotion term, and those royalty payments are and will be included in Other (income)/deductions–net rather than in Revenues.

▪	VOC(3) revenues increased 14% operationally, reflecting the following:

–
Global Vaccines(3) revenues grew 22% operationally. Prevnar 13 revenue in the U.S. increased 33%, primarily driven by increased uptake among adults following the positive recommendation from the U.S. Centers for Disease Control and Prevention’s Advisory Committee on Immunization Practices for use in adults aged 65 and over in third-quarter 2014, partially offset by lower revenues generated by the pediatric indication due to the timing of government purchases compared to the year-ago quarter. International sales of Prevenar 13 were up 11% operationally, primarily reflecting the favorable impact of Prevenar's inclusion in additional national immunization programs in certain emerging markets compared with the year-ago quarter.

–	Consumer Healthcare(3) revenues increased 4% operationally, primarily due to the launch of Nexium 24HR in the U.S. in late-May 2014.

–
Global Oncology(3) revenues increased 14% operationally, primarily driven by the continued strong underlying demand for Xalkori globally, Inlyta in most markets as well as operational growth from Sutent, primarily in the U.S. and emerging markets.

Income Statement Highlights

▪	Adjusted cost of sales, adjusted SI&A expenses and adjusted R&D expenses(2) in the aggregate increased $336 million operationally, or 4%, reflecting the following operational factors:

–	higher adjusted cost of sales(2), primarily reflecting an unfavorable change in product mix;

–
lower adjusted SI&A expense(2), primarily as a result of continued benefits from cost-reduction and productivity initiatives, partially offset by investments to support several recent product launches and other in-line brands; and

–
higher adjusted R&D expense(2), primarily due to incremental expenses associated with the ongoing Phase 3 programs for bococizumab, palbociclib, ertugliflozin and certain other new drug candidates, as well as potential new indications for previously approved products, especially for Xeljanz.

▪
The effective tax rate on adjusted income(2) declined 1.5 percentage points to 26.2% from 27.7%. This decline was primarily due to a favorable change in the jurisdictional mix of earnings and the extension of the U.S. research and development (R&D) tax credit, which was signed into law in December 2014, partially offset by a decrease in the favorable impact of the resolution of certain tax positions, pertaining to prior years, with various foreign tax authorities.

▪	The diluted weighted-average shares outstanding declined by 159 million shares compared to the prior-year quarter, due to the company’s ongoing share repurchase program.

▪	In addition to the aforementioned factors, fourth-quarter 2014 reported earnings were primarily impacted by the following:
Unfavorable impacts:

–
a charge associated with a collaborative arrangement with Merck KGaA, announced in November 2014, to jointly develop and commercialize an investigational anti-PD-L1 antibody currently in development as a potential treatment for multiple types of cancer. The charge includes an $850 million upfront cash payment as well as an additional amount of approximately $300 million reflecting the fair value for certain co-promotion rights for Xalkori granted to Merck KGaA;

–
higher charges for certain legal matters, primarily reflecting a $400 million charge for an agreement in principle to resolve a securities class action pending against the company in New York federal court, which is subject to court approval; and

–
a higher effective tax rate, primarily due to the non-recurrence of tax benefits recorded in fourth-quarter 2013 related to certain audit settlements in multiple jurisdictions covering various periods.

Favorable impacts:

–	lower restructuring charges, expenses associated with cost-reduction initiatives and purchase accounting adjustments in fourth-quarter 2014 compared to the prior-year quarter.

FULL-YEAR FINANCIAL HIGHLIGHTS (Full-Year 2014 vs. Full-Year 2013)

▪
Reported revenues(1) decreased $2.0 billion, or 4%, which reflects an operational decline of $1.1 billion, or 2%, and the unfavorable impact of foreign exchange of $912 million, or 2%. The operational decline was primarily due to the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada, the ongoing termination of the Spiriva collaboration in certain countries as well as the loss of exclusivity and subsequent multi-source generic competition for Detrol LA in the U.S. as well as other product losses of exclusivity in certain markets. Revenues in developed markets were favorably impacted by the growth of certain key products, including Lyrica, Prevnar, Eliquis, Xeljanz, Xalkori, Inlyta as well as Nexium 24HR. Additionally, revenues in emerging markets increased 7% operationally, including strong operational growth from Prevenar as well as from Lipitor, primarily in China, and from Enbrel, primarily in Latin America.

▪	Adjusted cost of sales, adjusted SI&A expenses and adjusted R&D expenses(2) in the aggregate increased $563 million operationally, or 2%, reflecting the following operational factors:

–	higher adjusted cost of sales(2), primarily reflecting an unfavorable change in product mix;

–
lower adjusted SI&A expense(2), primarily as a result of continued benefits from cost-reduction and productivity initiatives, partially offset by investments to support several recent product launches and other in-line brands; and

–
higher adjusted R&D expense(2), primarily due to incremental expenses associated with the ongoing Phase 3 programs for bococizumab, palbociclib, ertugliflozin and certain other new drug candidates, as well as potential new indications for previously approved products, especially for Xeljanz.

▪
The effective tax rate on adjusted income(2) declined 1.0 percentage point to 26.5% from 27.5%. This decline was primarily due to a favorable change in the jurisdictional mix of earnings, partially offset by a decrease in the favorable impact of the resolution of certain tax positions, pertaining to prior years, with various foreign tax authorities as well as a decrease in the favorable impact of the U.S. R&D tax credit compared to last year.

▪
The diluted weighted-average shares outstanding declined by 471 million shares compared to last year, due to the company’s ongoing share repurchase program and the impact of the Zoetis exchange offer, which was completed on June 24, 2013.

▪
In addition to the aforementioned full-year 2014 factors and the factors impacting fourth-quarter 2014 reported earnings, full-year 2014 reported earnings were also impacted primarily by the following:

Unfavorable impacts:

–
the non-recurrence in 2014 of income from the gain associated with the transfer of certain product rights to Pfizer’s joint venture with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China in first-quarter 2013;

–	higher charges for certain legal matters, primarily driven by Neurontin-related matters in first-quarter 2014;

–
the non-recurrence in 2014 of income from discontinued operations attributable to the company’s Animal Health business in first-half 2013 through June 24, 2013, including the gain associated with the full disposition of Zoetis in second-quarter 2013;

–
the non-recurrence in 2014 of income from a litigation settlement with Teva Pharmaceuticals Industries Ltd. and Sun Pharmaceutical Industries Ltd. in second-quarter 2013 for patent-infringement damages resulting from their “at-risk” launches of generic Protonix in the U.S.; and

–
a non-tax deductible charge in third-quarter 2014 to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued by the U.S. Internal Revenue Service.

Favorable impacts:

–	lower restructuring charges, acquisition-related costs, purchase accounting adjustments and asset impairment charges compared to the prior-year;

–
the non-recurrence in 2014 of a loss in third-quarter 2013 related to an option to acquire the remaining interest in a 40%-owned generics company in Brazil, and the income recorded in third-quarter 2014 as a result of a decline in the loss from the option; and

–	a lower effective tax rate.
RECENT NOTABLE DEVELOPMENTS
Product Developments

▪
Prevenar 13 -- Pfizer announced in January 2015 that the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion recommending that the indication for Prevenar 13 be expanded to include the prevention of pneumonia caused by the 13 pneumococcal serotypes in the vaccine in adults 18 years and older. Prevenar 13 is currently approved in Europe for the prevention of invasive pneumococcal disease in the same population. The CHMP’s positive opinion will now be reviewed by the European Commission (EC). The decision on whether to approve Prevenar 13 for this indication will be made by the EC and will be applicable to all European Union member states plus Iceland, Lichtenstein and Norway.

▪
Trumenba (rLP2086, Meningococcal Serogroup B Bivalent Recombinant Lipoprotein vaccine) -- Pfizer announced in October 2014 that the U.S. Food and Drug Administration (FDA) granted accelerated approval for Trumenba for active immunization to prevent invasive disease caused by Neisseria meningitidis serogroup B in individuals 10 through 25 years of age. As part of the accelerated approval process under which Trumenba was approved, Pfizer will complete its ongoing Phase 3 studies to confirm the effectiveness of Trumenba against diverse serogroup B strains. Trumenba became available to healthcare providers in the U.S. in November 2014.

▪
Embeda -- Pfizer announced in October 2014 that the FDA approved an updated label for Embeda (morphine sulfate and naltrexone hydrochloride) extended-release capsules, for oral use, to include abuse-deterrence studies. Embeda is indicated for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Embeda is expected to be reintroduced in the U.S. in February 2015.

Pipeline Developments

▪	Ibrance (palbociclib)

–
In January 2015, Pfizer announced that the FDA had informed the company that there was no plan for an Oncologic Drugs Advisory Committee meeting for Ibrance. Pfizer also reported that it had entered label discussions with the FDA. The Prescription Drug User Fee Act (PDUFA) goal date for a decision by the FDA is April 13, 2015.

–
Pfizer announced in October 2014 that the FDA accepted for filing Pfizer's New Drug Application (NDA) with Priority Review seeking approval for Ibrance, in combination with letrozole, as a first-line treatment for postmenopausal women with estrogen receptor positive, human epidermal growth factor receptor 2 negative advanced breast cancer who have not received previous systemic treatment for their advanced disease.

▪
Pregabalin Controlled-Release (CR) Formulation -- In December 2014, Pfizer announced top-line results from a double-blind Phase 3 study evaluating pregabalin CR formulation in adult patients with postherpetic neuralgia. The results showed that pregabalin CR resulted in a statistically significant positive effect compared to placebo in the primary endpoint, time to loss of therapeutic response (LTR) in pain reduction. This study was the final of three Phase 3 studies of the pregabalin CR formulation conducted to ascertain the potential use of pregabalin as a once-a-day therapy. The first study in adults with partial onset seizures with epilepsy did not meet its primary endpoint. In the second study in patients with fibromyalgia, pregabalin CR had a statistically significant positive effect compared to placebo in the primary endpoint, time to LTR in pain reduction. Pregabalin is the active ingredient for Lyrica.

▪
PF-06252616 -- Pfizer announced in December 2014 the enrollment of the first patient in a multicenter Phase 2 clinical trial of the investigational compound PF-06252616 in boys with Duchenne muscular dystrophy (DMD), a genetic disorder characterized by progressive muscle degeneration and weakness. The Phase 2 clinical trial will evaluate the safety, tolerability and efficacy of PF-06252616 in boys aged six to less than 10 years old diagnosed with DMD regardless of genotype. PF-06252616 was granted Orphan Drug designation in July 2012 and Fast Track Designation in November 2012 by the FDA. The EMA granted the investigational candidate Orphan Medical Product designation in February 2013.

▪
PF-06425090 (Clostridium difficile (C. difficile) vaccine candidate) -- Pfizer disclosed in November 2014 that it decided to halt further recruitment and vaccination for its ongoing Phase 2 study. This decision was driven by several observed cases of severe local reactogenicity (redness). There were no systemic symptoms in any of the subjects and the majority of local reactions have been fully resolved. Pfizer is evaluating potential next steps for the C. difficile clinical development program.

▪
PF-06290510 (Staphylococcus aureus (S. aureus) vaccine candidate) -- In October 2014, Pfizer presented data from a Phase 1/Phase 2 study evaluating the safety, tolerability and immunogenicity of a single-dose of its investigational 4-antigen S. aureus vaccine candidate in healthy adults. The study results demonstrated that PF-06290510 was well tolerated in the 456 healthy adults 18 to 64 years old who randomly received a single intramuscular injection of PF-06290510 or placebo. The study also showed rapid rises in functional antibody titers against S. aureus that were maintained through at least 12 months. PF-06290510, currently in Phase 2 clinical trials, was granted Fast Track designation by the FDA in February 2014.

Corporate Developments

▪
Pfizer announced in January 2015 that it acquired a controlling interest in Redvax GmbH, a spin-off from Redbiotec AG, a privately held Swiss biopharmaceutical company, based in Zurich-Schlieren. This transaction provides Pfizer with access to a preclinical human cytomegalovirus vaccine candidate, as well as intellectual property and a technology platform related to a second, undisclosed vaccine program.

▪
Pfizer announced in December 2014 that it entered into an agreement with OPKO to develop and commercialize OPKO's long-acting human growth hormone (hGH-CTP) for the treatment of growth hormone deficiency in adults and children, as well as for the treatment of growth failure in children born small for gestational age who fail to show catch-up growth by two years of age. hGH-CTP has the potential to reduce the required dosing frequency of human growth hormone to a single weekly injection from the current standard of one injection per day. The transaction is subject to customary Hart-Scott-Rodino approval and is expected to close during first-quarter 2015.

▪
In December 2014, Pfizer entered into a strategic collaboration with iTeos Therapeutics SA (iTeos) pursuant to which iTeos will license to Pfizer rights to iTeos' pre-clinical compounds targeting Indoleamine 2,3-dioxygenase (IDO1) and Tryptophan 2,3-dioxygenase (TDO2). Pfizer will be responsible for the development and commercialization of IDO1 and TDO2 drug candidates. Additionally, the parties will collaborate to discover and validate new targets that play key roles in the ability of tumors to evade immune responses. These new targets will be shared by iTeos and Pfizer for further independent or collaborative development. iTeos received from Pfizer an up-front payment of €24 million plus an equity investment and is eligible to receive future licensing fees and collaborative funding. Further, iTeos will be eligible to earn potential milestone payments from Pfizer based on the achievement of specific development, regulatory and commercial milestones across the IDO1 and TDO2 programs, in addition to royalties on sales. iTeos also has the opportunity to earn additional milestone and royalty payments for any of the new target programs that are advanced by Pfizer.

▪
Pfizer announced in December 2014 that it entered into an agreement with Spark Therapeutics to develop and commercialize SPK-FIX, a program incorporating a bio-engineered adeno-associated virus vector for the potential treatment of Hemophilia B expected to enter Phase 1/Phase 2 clinical trials in the first-half of 2015. Under the terms of the agreement, Spark Therapeutics will maintain responsibility for clinical development through Phase 1/Phase 2 studies. Pfizer will assume responsibility for pivotal studies, any regulatory approvals and potential global commercialization of the product.

▪
In December 2014, Pfizer announced that the Board of Directors declared a 28-cent first-quarter 2015 dividend on the company’s common stock, payable March 3, 2015, to shareholders of record at the close of business on February 6, 2015. This represents an increase of 8% in the quarterly dividend per share, compared to 26 cents per share in first-quarter 2014.

▪
In December 2014, Pfizer announced that it completed the acquisition of Baxter International Inc.’s (Baxter) portfolio of marketed vaccines for $635 million. The portfolio that was acquired consists of NeisVac-C and FSME-IMMUN/TicoVac. Pfizer also acquired a portion of Baxter’s facility in Orth, Austria, where these vaccines are manufactured.

▪
Pfizer announced in November 2014 that it entered into an agreement with Merck KGaA to jointly develop and commercialize MSB0010718C (proposed international non-proprietary name is avelumab), an investigational anti-PD-L1 antibody currently in development as a potential treatment for multiple types of cancer. Pfizer and Merck KGaA will explore the therapeutic potential of this novel anti-PD-L1 antibody as a single agent as well as in various combinations with Pfizer’s and Merck KGaA’s broad portfolio of approved and investigational oncology therapies. Both companies will collaborate on up to 20 high priority immuno-oncology clinical development programs expected to commence in 2015. These clinical development programs include up to six trials (Phase 2 or 3) that could be pivotal for potential product registrations. In addition, separate from the PD-L1 programs, Pfizer and Merck KGaA will also combine resources and expertise to advance Pfizer’s anti-PD-1 antibody into Phase 1 trials. The parties have also agreed to co-promote Pfizer’s Xalkori in the U.S. and several other key markets. Under the terms of the agreement, Merck KGaA received an upfront payment of $850 million and is eligible to receive regulatory and commercial milestone payments of up to approximately $2 billion. Both companies will jointly fund all development and commercialization costs, and split equally any profits generated from selling any anti-PD-L1 or anti-PD-1 products from this collaboration.

▪
In October 2014, Pfizer announced that the Board of Directors authorized a new $11 billion share repurchase program, to be utilized over time. Including share repurchases to date, the current remaining share repurchase authorization is approximately $10.8 billion.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
“Reported Revenues” is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). “Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
“Adjusted income” and its components and “Adjusted Diluted Earnings Per Share (EPS)” are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described under Adjusted income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2014, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP reported to non-GAAP Adjusted information for fourth-quarter and full-year 2014 and 2013, as well as reconciliations of full-year 2015 guidance for Adjusted income and Adjusted diluted EPS to full-year 2015 guidance for reported net income(1) and reported diluted EPS(1). The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
For a description of the revenues in each business, see the “Our Strategy––Commercial Operations” sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2014.

(4)
Other primarily includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and revenues related to our transitional manufacturing and supply agreements with Zoetis.

(5)	The 2015 financial guidance reflects the following:

▪
Does not assume the completion of any business development transactions not completed as of December 31, 2014, including any one-time upfront payments associated with such transactions, except for the planned $295 million upfront payment to be made to OPKO upon completion of the transaction announced in December 2014, expected in first-quarter 2015.

▪	Excludes the potential effects of the resolution of litigation-related matters.

▪	Exchange rates assumed are as of mid-January 2015. Excludes the impact of a potential devaluation of the Venezuelan bolivar or any other currency.

▪
Guidance for the effective tax rate on adjusted income(2) does not assume the renewal of the U.S. research and development (R&D) tax credit. The renewal of the R&D tax credit is not anticipated to have a material impact on the effective tax rate on adjusted income(2).

▪	Assumes diluted weighted-average shares outstanding of approximately 6.2 billion shares.

▪
Reconciliation of the 2015 Adjusted Income(2) and Adjusted Diluted EPS(2) guidance to the 2015 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. common shareholders guidance:

($ in billions, except per share amounts)
Income/(Expense)	Net Income	Diluted EPS
Adjusted income/diluted EPS(2) guidance	$12.4 - $13.0	$2.00 - $2.10
Purchase accounting impacts of transactions completed as of December 31, 2014	(2.5)	(0.41)
Restructuring and implementation costs	(0.8) - (1.1)	(0.13) - (0.18)
Business and legal entity alignment costs	(0.3)	(0.04)
Reported net income attributable to Pfizer Inc./diluted EPS(1) guidance	$8.5 - $9.4	$1.37 - $1.52

(6)
Guidance for adjusted R&D expenses(2) reflects a planned $295 million upfront payment to be made to OPKO Health, Inc. (OPKO) upon completion of the transaction announced in December 2014, expected in first-quarter 2015.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2014	2013	(Decr.)	2014	2013	(Decr.)
Revenues	$13,118	$13,558	(3)	$49,605	$51,584	(4)
Costs and expenses:
Cost of sales(2)	2,701	2,794	(3)	9,577	9,586	—
Selling, informational and administrative expenses(2)	3,982	4,152	(4)	14,097	14,355	(2)
Research and development expenses(2)	3,209	1,811	77	8,393	6,678	26
Amortization of intangible assets(3)	948	1,123	(16)	4,039	4,599	(12)
Restructuring charges and certain acquisition-related costs	130	635	(80)	250	1,182	(79)
Other (income)/deductions––net(4)	345	(18)	*	1,009	(532)	*

Income from continuing operations before provision for taxes on income	1,803	3,061	(41)	12,240	15,716	(22)
Provision for taxes on income(5)	545	430	27	3,120	4,306	(28)
Income from continuing operations	1,257	2,631	(52)	9,119	11,410	(20)
Discontinued operations––net of tax	(21)	(57)	(63)	48	10,662	(100)
Net income before allocation to noncontrolling interests	1,236	2,574	(52)	9,168	22,072	(58)
Less: Net income attributable to noncontrolling interests	8	6	42	32	69	(53)
Net income attributable to Pfizer Inc.	$1,228	$2,568	(52)	$9,135	$22,003	(58)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.20	$0.41	(51)	$1.43	$1.67	(14)
Discontinued operations––net of tax	—	(0.01)	(100)	0.01	1.56	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.20	$0.40	(51)	$1.44	$3.23	(55)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.20	$0.40	(50)	$1.41	$1.65	(15)
Discontinued operations––net of tax	—	(0.01)	(100)	0.01	1.54	(99)
Net income attributable to Pfizer Inc. common shareholders	$0.19	$0.39	(51)	$1.42	$3.19	(55)
Weighted-average shares used to calculate earnings per common share:
Basic	6,296	6,443		6,346	6,813
Diluted	6,374	6,533		6,424	6,895
*Calculation not meaningful.
See next pages for notes (1) through (5).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and twelve months ended December 31, 2014 and December 31, 2013. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2014 and 2013.

On June 24, 2013, we completed the full disposition of our Animal Health business, Zoetis Inc. (Zoetis) and recognized a gain of approximately $10.3 billion, net of tax, related to this disposal in Discontinued operations––net of tax for the twelve months ended December 31, 2013. The operating results of this business through June 24, 2013, the date of disposal, are reported as Discontinued operations––net of tax for the twelve months ended December 31, 2013.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)
Exclusive of amortization of intangible assets, except as discussed in footnote (3) below. Selling, informational and administrative expenses for full-year 2014 includes a $215 million charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the U.S. Internal Revenue Service (IRS).

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(4)	Other (income)/deductions––net includes the following:

	Fourth-Quarter		Full-Year
(millions of dollars)	2014	2013	2014	2013
Interest income(a)	$(122)	$(112)	$(425)	$(403)
Interest expense(a)	353	347	1,360	1,414
Net interest expense	232	235	935	1,011
Royalty-related income(b)	(265)	(218)	(1,002)	(523)
Patent litigation settlement income(c)	—	—	—	(1,342)
Other legal matters, net(d)	273	129	993	35
Gain associated with the transfer of certain product rights(e)	—	—	—	(459)
Net gains on asset disposals(f)	(22)	(220)	(288)	(320)
Certain asset impairments(g)	111	133	469	878
Business and legal entity alignment costs(h)	54	—	168	—
Costs associated with the Zoetis IPO(i)	—	—	—	18
Other, net(j)	(38)	(77)	(265)	170
Other (income)/deductions––net	$345	$(18)	$1,009	$(532)

(a)
Interest income increased in fourth-quarter and in full-year 2014 due to higher cash equivalents and investment balances. Interest expense increased in the fourth quarter of 2014 due to the addition of new fixed rate debt in the second quarter of 2014 and interest expense decreased during full-year 2014, primarily due to the benefit of the effective conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)
Royalty-related income increased in fourth-quarter and full-year 2014 primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and Pfizer became entitled to royalties for a 36-month period thereafter.

(c)
In full-year 2013, reflects income from a litigation settlement with Teva Pharmaceutical Industries Ltd. and Sun Pharmaceutical Industries Ltd. for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the U.S.

(d)
In fourth-quarter 2014, primarily includes $400 million for an agreement in principle to resolve a securities class action pending against the Company in New York federal court, which is subject to court approval, partially offset

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

by $130 million of income from the reversal of two legal accruals where a loss is no longer deemed probable. In full-year 2014, primarily includes approximately $610 million for Neurontin-related matters (including off-label promotion actions and antitrust actions), $400 million for an agreement in principle to resolve a securities class action pending against the Company in New York federal court, which is subject to court approval, and approximately $56 million for an Effexor-related matter, partially offset by $130 million of income from the reversal of two legal accruals where a loss is no longer deemed probable.

(e)
In full-year 2013, represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China.

(f)
In full-year 2014, primarily includes gains on sales/out-licensing of product and compound rights (approximately $135 million) and gains on sales of investments in equity securities (approximately $116 million). In fourth-quarter and full-year 2013, includes a gain of $125 million on the sale of a portion of our in-licensed generic sterile injectibles portfolio.

(g)
In fourth-quarter 2014, primarily includes an impairment charge related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A. (Teuto) and an impairment charge related to an indefinite-lived brand. In full-year 2014, primarily includes impairment charges related to an in-process research and development (IPR&D) compound for the treatment of skin fibrosis, developed technology rights and indefinite-lived brands, as well as an impairment charge related to Teuto. In fourth-quarter 2013, primarily includes impairment charges related to other finite-lived intangible assets and IPR&D compounds. In full-year 2013, primarily includes impairment charges related to developed technology (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth, IPR&D compounds, indefinite-lived brands and other finite-lived intangible assets.

(h)	In fourth-quarter and full-year 2014, represents expenses for planning and implementing changes to our infrastructure to operate our new business segments.

(i)
In full-year 2013, represents costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

(j)
In full-year 2013, includes a loss on an option to acquire the remaining interest in Teuto (approximately $223 million). In full-year 2014, includes income resulting from a decline in the loss from the aforementioned option (approximately $55 million).

(5)
The Provision for taxes on income for fourth-quarter and full-year 2014 was favorably impacted by the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, and the extension of the U.S. R&D tax credit which was signed into law in December 2014. The Provision for taxes on income for full-year 2014 was also favorably impacted by a decline in the non-tax deductible loss recorded in 2013 related to an option to acquire the remaining interest in Teuto since we expect to retain the investment indefinitely, the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations. The Provision for taxes on income for full-year 2014 was unfavorably impacted by a non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued by the IRS in the third quarter of 2014.

The Provision for taxes on income for fourth-quarter and full-year 2013 was favorably impacted by U.S. tax benefits of approximately $430 million, representing tax and interest, resulting from a settlement with the IRS with respect to audits of the Wyeth tax returns for the years 2006 through date of acquisition. Full-year 2013 was also favorably impacted by international tax benefits of approximately $470 million, most of which occurred in the fourth quarter, representing tax and interest, resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities, and the expiration of certain statutes of limitations, as well as the extension of the U.S. R&D tax credit that was signed into law in January 2013. Full-year 2013 was also unfavorably impacted by (i) the tax rate associated with the patent litigation settlement income, (ii) the non-deductibility of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Pfizer's 49%-owned equity-method investment with Hisun in China, and (iii) the aforementioned non-tax deductible loss related to the Teuto option, since we expect to retain the investment indefinitely.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2014
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,118	$—	$—	$—	$(6)	$13,112
Cost of sales(6)	2,701	10	(17)	—	(110)	2,584
Selling, informational and administrative expenses(6)	3,982	—	—	—	(65)	3,916
Research and development expenses(6)	3,209	3	—	—	(1,173)	2,039
Amortization of intangible assets(7)	948	(919)	—	—	—	29
Restructuring charges and certain acquisition-related costs	130	—	(34)	—	(96)	—
Other (income)/deductions––net	345	34	—	—	(508)	(130)
Income from continuing operations before provision for taxes on income	1,803	873	52	—	1,946	4,673
Provision for taxes on income	545	288	—	—	391	1,224
Income from continuing operations	1,257	585	52	—	1,555	3,449
Discontinued operations––net of tax	(21)	—	—	21	—	—
Net income attributable to noncontrolling interests	8	—	—	—	—	8
Net income attributable to Pfizer Inc.	1,228	585	52	21	1,555	3,441
Earnings per common share attributable to Pfizer Inc.––diluted	0.19	0.09	0.01	—	0.24	0.54

	Twelve Months Ended December 31, 2014
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$49,605	$—	$—	$—	$(198)	$49,406
Cost of sales(6)	9,577	101	(53)	—	(491)	9,134
Selling, informational and administrative expenses(6)	14,097	1	—	—	(377)	13,721
Research and development expenses(6)	8,393	2	—	—	(1,243)	7,153
Amortization of intangible assets(7)	4,039	(3,884)	—	—	—	155
Restructuring charges and certain acquisition-related costs	250	—	(130)	—	(121)	—
Other (income)/deductions––net	1,009	139	—	—	(1,716)	(567)
Income from continuing operations before provision for taxes on income	12,240	3,641	183	—	3,749	19,812
Provision for taxes on income	3,120	1,085	76	—	969	5,250
Income from continuing operations	9,119	2,556	107	—	2,780	14,562
Discontinued operations––net of tax	48	—	—	(48)	—	—
Net income attributable to noncontrolling interests	32	—	—	—	—	32
Net income attributable to Pfizer Inc.	9,135	2,556	107	(48)	2,780	14,530
Earnings per common share attributable to Pfizer Inc.––diluted	1.42	0.40	0.02	(0.01)	0.43	2.26
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2013
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,558	$—	$—	$—	$(65)	$13,493
Cost of sales(6)	2,794	7	(15)	—	(114)	2,672
Selling, informational and administrative expenses(6)	4,152	3	—	—	(62)	4,093
Research and development expenses(6)	1,811	2	—	—	(23)	1,790
Amortization of intangible assets(7)	1,123	(1,086)	—	—	—	37
Restructuring charges and certain acquisition-related costs	635	—	(97)	—	(538)	—
Other (income)/deductions––net	(18)	17	—	—	(200)	(201)
Income from continuing operations before provision for taxes on income	3,061	1,057	112	—	872	5,102
Provision for taxes on income	430	257	35	—	689	1,411
Income from continuing operations	2,631	800	77	—	183	3,691
Discontinued operations––net of tax	(57)	—	—	57	—	—
Net income attributable to noncontrolling interests	6	—	—	(1)	—	5
Net income attributable to Pfizer Inc.	2,568	800	77	58	183	3,686
Earnings per common share attributable to Pfizer Inc.––diluted	0.39	0.12	0.01	0.01	0.03	0.56

	Twelve Months Ended December 31, 2013
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$51,584	$—	$—	$—	$(132)	$51,452
Cost of sales(6)	9,586	23	(116)	—	(220)	9,273
Selling, informational and administrative expenses(6)	14,355	8	(8)	—	(183)	14,172
Research and development expenses(6)	6,678	3	—	—	(127)	6,554
Amortization of intangible assets(7)	4,599	(4,438)	—	—	—	161
Restructuring charges and certain acquisition-related costs	1,182	—	(252)	—	(930)	—
Other (income)/deductions––net	(532)	60	—	—	636	164
Income from continuing operations before provision for taxes on income	15,716	4,344	376	—	692	21,128
Provision for taxes on income	4,306	1,198	(7)	—	313	5,810
Income from continuing operations	11,410	3,146	383	—	379	15,318
Discontinued operations––net of tax	10,662	—	—	(10,662)	—	—
Net income attributable to noncontrolling interests	69	—	—	(39)	—	30
Net income attributable to Pfizer Inc.	22,003	3,146	383	(10,623)	379	15,288
Earnings per common share attributable to Pfizer Inc.––diluted	3.19	0.46	0.06	(1.54)	0.05	2.22
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and twelve months ended December 31, 2014 and December 31, 2013. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2014 and 2013.

On June 24, 2013, we completed the full disposition of our Animal Health business, Zoetis Inc. (Zoetis) and recognized a gain of approximately $10.3 billion, net of tax, related to this disposal in Discontinued operations––net of tax for the twelve months ended December 31, 2013. The operating results of this business through June 24, 2013, the date of disposal, are reported as Discontinued operations––net of tax for the twelve months ended December 31, 2013.

(3)	Acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(millions of dollars)	2014	2013	2014	2013
Restructuring charges(a)	$7	$60	$50	$108
Integration costs(a)	27	37	80	144
Additional depreciation––asset restructuring(b)	17	15	53	124
Total acquisition-related costs––pre-tax	52	112	183	376
Income taxes(c)	—	(35)	(76)	7
Total acquisition-related costs––net of tax	$52	$77	$107	$383

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales for both fourth-quarter and full-year 2014. Included in Cost of sales for fourth-quarter 2013. Included in Cost of sales ($116 million) and Selling, informational and administrative expenses ($8 million) for full-year 2013.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. As applicable, each period may also include the impact of the remeasurement of certain deferred tax liabilities as a consequence of our plant network restructuring activities: in fourth-quarter 2014, there was an unfavorable impact; in full-year 2014, there was a favorable impact; and in full-year 2013, there was an unfavorable impact.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(4)	Certain significant items include the following:

	Fourth-Quarter		Full-Year
(millions of dollars)	2014	2013	2014	2013
Restructuring charges(a)	$96	$538	$121	$930
Implementation costs and additional depreciation––asset restructuring(b)	103	128	478	398
Upfront fee associated with collaborative arrangement(c)	1,163	—	1,163	—
Additional year of Branded Prescription Drug Fee(d)	—	—	215	—
Patent litigation settlement income(e)	—	—	—	(1,342)
Other legal matters, net(f)	273	120	999	21
Gain associated with the transfer of certain product rights(g)	—	—	—	(459)
Certain asset impairments(h)	84	130	440	836
Business and legal entity alignment costs(i)	54	—	168	—
Costs associated with the Zoetis IPO(j)	—	—	—	18
Income associated with the transitional manufacturing and supply agreements with Zoetis(k)	(7)	(6)	(32)	(16)
Other(l)	181	(38)	197	306
Total certain significant items––pre-tax	1,946	872	3,749	692
Income taxes(m)	(391)	(689)	(969)	(313)
Total certain significant items––net of tax	$1,555	$183	$2,780	$379

(a)
Primarily related to our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs. For fourth-quarter 2014, includes $57 million and for full-year 2014, includes $149 million related to the partial reversal of prior-period restructuring charges, reflecting a change in estimate with respect to our sales force restructuring plans.

(b)
Relates to our cost-reduction and productivity initiatives. Virtually all included in Cost of sales ($37 million), Selling, informational and administrative expenses ($51 million) and Research and development expenses ($14 million) for fourth-quarter 2014. Virtually all included in Cost of sales ($253 million), Selling, informational and administrative expenses ($141 million) and Research and development expenses ($83 million) for full-year 2014. Included in Cost of sales ($55 million), Selling, informational and administrative expenses ($50 million) and Research and development expenses ($23 million) for fourth-quarter 2013. Included in Cost of sales ($115 million), Selling, informational and administrative expenses ($156 million) and Research and development expenses ($127 million) for full-year 2013.

(c)
Virtually all included in Research and development expenses. Represents a charge associated with a collaborative arrangement with Merck KGaA, announced in November 2014, to jointly develop and commercialize an investigational anti-PD-L1 antibody currently in development as a potential treatment for multiple types of cancer. The charge includes an $850 million upfront cash payment as well as an additional amount of approximately $300 million reflecting the fair value for certain co-promotion rights for Xalkori granted to Merck KGaA.

(d)
Included in Selling, informational and administrative expenses. Represents a charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the U.S. Internal Revenue Service (IRS).

(e)
Included in Other (income)/deductions––net. For full-year 2013, reflects income from a litigation settlement with Teva Pharmaceutical Industries Ltd. and Sun Pharmaceutical Industries Ltd. for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the U.S.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(f)
Included in Other (income)/deductions––net. In the fourth quarter of 2014, primarily includes $400 million for an agreement in principle to resolve a securities class action pending against the Company in New York federal court, which is subject to court approval, partially offset by $130 million of income from the reversal of two legal accruals where a loss is no longer deemed probable. In full-year 2014, primarily includes approximately $610 million for Neurontin-related matters (including off-label promotion actions and antitrust actions), $400 million for an agreement in principle to resolve a securities class action pending against the Company in New York federal court, and approximately $56 million for an Effexor-related matter, partially offset by $130 million of income from the reversal of two legal accruals where a loss is no longer deemed probable.

(g)
Included in Other (income)/deductions––net. In full-year 2013, represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China.

(h)
Included in Other (income)/deductions––net. In fourth-quarter 2014, includes an impairment charge related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A. (Teuto) and an impairment charge related to an indefinite-lived brand. In full-year 2014, primarily includes impairment charges related to an in-process research and development (IPR&D) compound for the treatment of skin fibrosis, developed technology rights and indefinite-lived brands, as well as an impairment charge related to Teuto. In fourth-quarter 2013, primarily includes impairment charges related to other finite-lived intangible assets and IPR&D compounds. In full-year 2013, primarily includes impairment charges related to developed technology (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth, IPR&D compounds, indefinite-lived brands and other finite-lived intangible assets.

(i)	Included in Other (income)/deductions––net. In fourth-quarter and full-year 2014, represents expenses for planning and implementing changes to our infrastructure to operate our new business segments.

(j)
Included in Other (income)/deductions––net. In full-year 2013, represents costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

(k)
Virtually all included in Revenues ($79 million) and Cost of sales ($70 million) for fourth-quarter 2014 and virtually all included in Revenues ($272 million) and Cost of sales ($237 million) for full-year 2014. Included in Revenues ($65 million) and in Cost of sales ($59 million) for fourth-quarter 2013 and included in Revenues ($132 million) and Cost of sales ($116 million) for full-year 2013.

(l)
Included in Revenues ($74 million), Cost of sales ($3 million), Selling, informational and administrative expenses ($14 million) and Other (income)/deductions––net ($90 million) for fourth-quarter 2014. Virtually all included in Revenues ($74 million), Selling, informational and administrative expenses ($21 million) and Other (income)/deductions––net ($100 million) for full-year 2014. Included in Selling, informational and administrative expenses ($11 million) and Other (income)/deductions––net ($49 million income) for fourth-quarter 2013. Included in Cost of sales ($11 million income), Selling, informational and administrative expenses ($26 million) and Other (income)/deductions––net ($291 million) for full-year 2013. In full-year 2013, includes a loss on an option to acquire the remaining interest in Laboratório Teuto Brasileiro S.A. (Teuto), a 40%-owned generics company in Brazil (approximately $223 million). In full-year 2014, includes income resulting from a decline in the loss from the aforementioned option (approximately $55 million).

(m)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Full-year 2014 was favorably impacted by the decline in the non-tax deductible loss recorded in 2013 related to an option to acquire the remaining interest in Teuto, since we expect to retain the investment indefinitely, and unfavorably impacted by a non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS. Fourth-quarter and full-year 2013 were favorably impacted by U.S. tax benefits of approximately $430 million, representing tax and interest, resulting from a settlement with the IRS with respect to audits of the Wyeth tax returns for the years 2006 through date of acquisition. Full-year 2013 was unfavorably impacted by (i) the tax rate associated with the patent litigation settlement income, (ii) the non-deductibility of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Pfizer's 49%-owned equity-method investment with Hisun in China, and (iii) the aforementioned non-tax deductible loss related to the Teuto option, since we expect to retain the investment indefinitely.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Quarter Ended December 31, 2014
	GIP(2)	VOC(2)	GEP(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$3,748	$2,880	$6,407	$78	$13,112	$6	$13,118
Cost of sales	483	588	1,239	274	2,584	118	2,701
Selling, informational and administrative expenses	1,077	767	1,057	1,015	3,916	65	3,982
Research and development expenses	472	290	202	1,074	2,039	1,170	3,209
Amortization of intangible assets	11	8	10	—	29	919	948
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	130	130
Other (income)/deductions––net	(238)	(19)	(81)	208	(130)	475	345
Income from continuing operations before provision for taxes on income	1,942	1,245	3,980	(2,494)	4,673	(2,871)	1,803

	Twelve Months Ended December 31, 2014
	GIP(2)	VOC(2)	GEP(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$13,861	$10,144	$25,149	$253	$49,406	$198	$49,605
Cost of sales	1,858	1,991	4,570	716	9,134	443	9,577
Selling, informational and administrative expenses	3,606	2,556	3,903	3,655	13,721	377	14,097
Research and development expenses	1,625	925	657	3,946	7,153	1,241	8,393
Amortization of intangible assets	45	24	85	—	155	3,884	4,039
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	250	250
Other (income)/deductions––net	(1,052)	(44)	(265)	794	(567)	1,577	1,009
Income from continuing operations before provision for taxes on income	7,780	4,692	16,199	(8,859)	19,812	(7,573)	12,240
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Quarter Ended December 31, 2013
	GIP(2)(6)	VOC(2)(6)	GEP(2)(6)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$3,645	$2,617	$7,160	$70	$13,493	$65	$13,558
Cost of sales	523	574	1,271	303	2,672	122	2,794
Selling, informational and administrative expenses	884	698	1,325	1,187	4,093	59	4,152
Research and development expenses	382	250	195	963	1,790	21	1,811
Amortization of intangible assets	13	3	25	(4)	37	1,086	1,123
Restructuring charges and certain acquisition-related costs	—	1	—	(1)	—	635	635
Other (income)/deductions––net	(241)	(27)	(174)	240	(201)	183	(18)
Income from continuing operations before provision for taxes on income	2,086	1,117	4,518	(2,619)	5,102	(2,041)	3,061

	Twelve Months Ended December 31, 2013
	GIP(2)(6)	VOC(2)(6)	GEP(2)(6)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$14,317	$9,285	$27,619	$232	$51,452	$132	$51,584
Cost of sales	1,833	1,843	4,732	866	9,273	313	9,586
Selling, informational and administrative expenses	3,194	2,326	4,714	3,938	14,172	183	14,355
Research and development expenses	1,242	912	737	3,663	6,554	124	6,678
Amortization of intangible assets	45	13	100	3	161	4,438	4,599
Restructuring charges and certain acquisition-related costs	—	6	—	(5)	—	1,182	1,182
Other (income)/deductions––net	(545)	(31)	(216)	957	164	(696)	(532)
Income from continuing operations before provision for taxes on income	8,549	4,216	17,552	(9,189)	21,128	(5,412)	15,716
See end of tables for notes (1) through (6).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: the Global Innovative Pharmaceutical segment (GIP); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC); and the Global Established Pharmaceutical segment (GEP). The expenses generally include only those costs directly attributable to the operating segment. For a description of each operating segment, see the "Our Strategy––Commercial Operations" sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2014.

The fourth quarter of 2014 reflects the following, as compared to the fourth quarter of 2013:

•
GIP––The decrease in Cost of sales as a percentage of Revenues is primarily driven by foreign exchange and a slight favorable change due to price, partially offset by an increase due to the loss of Enbrel alliance revenue after October 31, 2013 when the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired. The decrease in Cost of sales is primarily driven by favorable foreign exchange, partially offset by an operational increase due to an increase in product sales. The increase in Selling, informational and administrative expenses reflects additional investment in recently launched products and certain in-line products; the increase in Research and development expenses primarily reflects incremental investment in late-stage pipeline products.

•
VOC––The increase in Cost of sales is primarily due to an increase in sales volumes, partially offset by favorable foreign exchange; the decrease in Cost of sales as a percentage of Revenues is driven by a favorable change in product mix; the increase in Selling, informational and administrative expenses is primarily driven by Prevnar 13 adult investment, as well as the launch and pre-launch marketing expenses for Trumenba (meningitis B vaccine) and Ibrance (palbociclib); and the increase in Research and development expenses reflects increased investment in Ibrance (palbociclib) and our vaccines portfolio (including Trumenba) development programs, as well as costs associated with our anti-PD-L1 alliance with Merck KGaA.

•
GEP––The increase in Cost of sales as a percentage of Revenues is primarily due to the impact of losses of exclusivity and an unfavorable change in product mix. The decrease in Cost of sales is primarily driven by favorable foreign exchange, partially offset by an unfavorable change in product mix. The decrease in Selling, informational and administrative expenses is primarily due to lower field force and marketing expenses, reflecting the benefits of cost-reduction and productivity initiatives; the increase in Research and development expenses is due to an increase in spending on our biosimilars development programs, partially offset by lower clinical trial expenses and the benefits from cost-reduction and productivity initiatives; and the unfavorable change in Other (income)/deductions––net primarily reflects the non-recurrence of a prior year gain for the sale of a portion of our in-licensed generic sterile injectibles portfolio.

The full-year 2014 reflects the following, as compared to full-year 2013:

•
GIP––The increase in Cost of sales as a percentage of Revenues is due to the loss of Enbrel alliance revenue after October 31, 2013 when the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired as well as an unfavorable change in product mix. The increase in Cost of sales primarily reflects an unfavorable change in product mix. The increase in Selling, informational and administrative expenses reflects increased investment in recently launched products and certain in-line products; the increase in Research and development expenses reflects incremental investment in late-stage pipeline products; and the favorable change in Other (income)/deductions––net primarily reflects an increase in royalty-related income, primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and we became entitled to royalties for a 36-month period thereafter.

•
VOC––The increase in Cost of sales is primarily due to an increase in sales volumes, partially offset by favorable foreign exchange; the increase in Selling, informational and administrative expenses is primarily driven by Consumer Healthcare expenses incurred to support the launch of Nexium 24HR in the U.S., Prevnar 13 adult investment, as well as the launch and pre-launch marketing expenses for Trumenba (meningitis B vaccine) and Ibrance (palbociclib); and the increase in Research and development expenses reflects increased investments towards Ibrance (palbociclib) and our vaccines portfolio (including Trumenba), as well as costs associated with our anti-PD-L1 alliance with Merck KGaA, partially offset by lower costs for certain oncology programs.

•
GEP––The increase in Cost of sales as a percentage of Revenues is primarily due to the impact of losses of exclusivity and an unfavorable change in product mix. The decrease in Cost of sales is primarily driven by favorable foreign exchange. The decrease in Selling, informational and administrative expenses is primarily due to lower expenses for field force and marketing expenses, reflecting the benefits of cost-reduction and productivity initiatives; and the decrease in Research and development expenses is due to lower clinical trial expenses and the benefits from cost-reduction and productivity initiatives, partially offset by increased spending on our biosimilars development programs.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(3)	Other comprises the revenues and costs included in our Adjusted income components(4) that are managed outside of our three operating segments and includes the following:

	Quarter Ended December 31, 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$78	$—	$—	$—	$—	$78
Cost of sales	50	—	—	30	195	274
Selling, informational and administrative expenses	10	—	55	941	9	1,015
Research and development expenses	1	847	8	219	—	1,074
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(3)	(10)	—	216	4	208
Income from continuing operations before provision for taxes on income	$20	$(837)	$(63)	$(1,406)	$(208)	$(2,494)

	Twelve Months Ended December 31, 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$253	$—	$—	$—	$—	$253
Cost of sales	165	—	—	100	451	716
Selling, informational and administrative expenses	19	—	144	3,454	37	3,655
Research and development expenses	3	3,056	27	850	12	3,946
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(3)	(66)	—	795	67	794
Income from continuing operations before provision for taxes on income	$69	$(2,989)	$(171)	$(5,200)	$(567)	$(8,859)

	Quarter Ended December 31, 2013
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$69	$—	$—	$1	$—	$70
Cost of sales	43	—	—	41	219	303
Selling, informational and administrative expenses	4	—	59	1,100	23	1,187
Research and development expenses	1	777	5	186	(6)	963
Amortization of intangible assets	—	—	—	—	(5)	(4)
Restructuring charges and certain acquisition-related costs	—	—	—	—	(1)	(1)
Other (income)/deductions––net	(2)	(30)	—	254	19	240
Income from continuing operations before provision for taxes on income	$23	$(746)	$(65)	$(1,581)	$(250)	$(2,619)

	Twelve Months Ended December 31, 2013
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$232	$—	$—	$1	$—	$232
Cost of sales	142	—	—	143	582	866
Selling, informational and administrative expenses	14	1	146	3,699	78	3,938
Research and development expenses	3	2,799	23	823	16	3,663
Amortization of intangible assets	—	2	—	—	1	3
Restructuring charges and certain acquisition-related costs	—	—	—	—	(5)	(5)
Other (income)/deductions––net	(2)	(66)	1	1,025	(1)	957
Income from continuing operations before provision for taxes on income	$75	$(2,735)	$(169)	$(5,689)	$(671)	$(9,189)

(a)	PCS––the revenues and costs of Pfizer CentreSource (PCS), our contract manufacturing and bulk pharmaceutical chemical sales operation.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(b)
WRD––the research and development expenses managed by our Worldwide Research and Development organization (WRD), which is generally responsible for research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate operating segment for possible clinical and commercial development. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(c)
Medical––the costs associated with our Pfizer Medical organization (Medical), which is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes.

(d)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance, and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

(e)	Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.
For information purposes only, for full-year 2014, we estimate that Other costs, in the aggregate and as described above, but excluding (i) the revenues and costs associated with PCS; (ii) net interest expense included in Corporate (approximately $1.0 billion in Other (income)/deductions––net); and (iii) net gains on investments not attributable to an operating segment and included in Corporate (approximately $183 million in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

(PERCENTAGES)	GIP	VOC	GEP

Total WRD/Medical costs	47% - 51%	32% - 35%	17% - 19%

Total Corporate/Other Unallocated costs	27% - 30%	21% - 24%	47% - 50%

Total WRD/Medical and Corporate/Other Unallocated costs	35% - 38%	26% - 29%	35% - 38%

Total WRD/Medical and Corporate/Other Unallocated costs, by line item:
Cost of sales	10% - 12%	10% - 12%	76% - 78%
Selling, informational and administrative expenses	27% - 29%	20% - 22%	49% - 53%
Research and development expenses	47% - 51%	33% - 36%	16% - 18%
Other (income)/deductions––net	*	*	*
*Amounts not material. After excluding net interest expense included in Corporate and net gains on investments not attributable to an operating segment and included in Corporate, Other (income)/deductions––net approximates $27 million of income.
The percentages provided in the table above do not purport to reflect additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

•
WRD/Medical––The information provided in the table above for WRD and Medical was substantially all derived from our estimates of the costs incurred in connection with the research and development projects associated with each operating segment.

•
Corporate/Other Unallocated––Virtually all of the information provided in the table above for Corporate and Other Unallocated was derived using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Adjusted Income” section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2014, management uses adjusted income,

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for fourth-quarter and full-year 2014 and 2013. The adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive, unusual items that are evaluated on an individual basis by management. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for fourth-quarter and full-year 2014 and 2013.

(6)
As our operations were not managed under the new structure until the beginning of the first quarter of 2014, certain costs and expenses could not be directly attributed to one of the new operating segments. As a result, our operating segment results for fourth-quarter and full-year 2013 include allocations. The amounts subject to allocation methods in the fourth quarter of 2013 were approximately $580 million of SI&A expenses and approximately $150 million of R&D expenses, and the amounts subject to allocation methods for full-year 2013 were approximately $2.1 billion of SI&A expenses and approximately $800 million of R&D expenses.

•	The SI&A expenses were allocated using proportional allocation methods based on associated selling costs, revenues or product-specific costs, as applicable.

•	The R&D expenses were allocated based on product-specific R&D costs or revenue metrics, as applicable.
Management believes that these allocations are reasonable.

PFIZER INC.
REVENUES
FOURTH QUARTER 2014 and 2013
(UNAUDITED)
(millions of dollars)

		WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
		2014	2013	% Change		2014	2013	% Change	2014	2013	% Change
	BUSINESS(b)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	ALL	$13,118	$13,558	(3%)	—	$5,050	$5,084	(1%)	$8,068	$8,474	(5%)	1%
BIOPHARMACEUTICAL REVENUES:	GEP/GIP/V/O	$12,082	$12,480	(3%)	—	$4,487	$4,568	(2%)	$7,595	$7,912	(4%)	1%
Lyrica(c)	GEP/GIP	1,385	1,260	10%	14%	614	525	17%	771	735	5%	12%
Prevnar family	V	1,301	1,119	16%	20%	621	468	33%	680	651	4%	11%
Enbrel (Outside the U.S. and Canada)	GIP	1,004	1,005	—	6%	—	—	—	1,004	1,005	—	6%
Celebrex	GEP	550	798	(31%)	(29%)	295	524	(44%)	254	274	(7%)	(2%)
Lipitor	GEP	572	611	(6%)	(4%)	58	97	(40%)	514	514	—	3%
Viagra(d)	GEP/GIP	457	476	(4%)	(2%)	324	313	3%	133	163	(18%)	(13%)
Zyvox	GEP	343	346	(1%)	2%	172	177	(3%)	172	169	2%	7%
Sutent	O	310	312	(1%)	3%	95	90	5%	214	222	(4%)	3%
Norvasc	GEP	282	312	(10%)	(6%)	10	8	18%	272	304	(11%)	(6%)
Premarin family	GEP	290	299	(3%)	(2%)	268	275	(2%)	22	24	(8%)	(3%)
BeneFIX	GIP	216	213	2%	4%	102	97	5%	114	116	(1%)	4%
Vfend	GEP	183	218	(16%)	(11%)	6	12	(52%)	177	206	(14%)	(9%)
Pristiq	GEP	189	182	4%	6%	139	138	—	50	44	17%	24%
Genotropin	GIP	190	202	(6%)	(1%)	54	54	—	136	148	(8%)	(1%)
Chantix/Champix	GIP	172	162	6%	9%	100	90	11%	72	72	(1%)	5%
Refacto AF/Xyntha	GIP	154	169	(9%)	(5%)	34	34	(1%)	120	135	(11%)	(6%)
Xalatan/Xalacom	GEP	124	155	(20%)	(14%)	6	7	(17%)	118	148	(20%)	(14%)
Medrol	GEP	121	121	—	2%	53	38	41%	68	83	(18%)	(15%)
Xalkori	O	129	89	44%	48%	62	41	50%	68	48	39%	46%
Zoloft	GEP	113	128	(11%)	(5%)	15	14	6%	99	114	(14%)	(7%)
Inlyta	O	119	102	17%	22%	58	43	35%	62	59	4%	13%
Relpax	GEP	105	96	10%	12%	69	57	19%	36	39	(5%)	2%
Fragmin	GEP	98	96	3%	8%	1	2	42%	97	94	2%	8%
Sulperazon	GEP	85	87	(2%)	(1%)	—	—	—	85	87	(2%)	(1%)
Effexor	GEP	80	114	(30%)	(27%)	22	45	(50%)	58	69	(16%)	(12%)
Rapamune	GIP	69	89	(22%)	(19%)	32	49	(35%)	38	40	(7%)	—
Tygacil	GEP	82	87	(5%)	(2%)	27	28	(2%)	55	59	(6%)	(2%)
Zithromax/Zmax	GEP	79	104	(25%)	(22%)	3	2	46%	76	102	(26%)	(23%)
Xeljanz	GIP	104	46	122%	125%	95	45	113%	9	1	*	*
Zosyn/Tazocin	GEP	74	102	(27%)	(26%)	38	45	(15%)	36	57	(37%)	(34%)
EpiPen	GEP	64	44	48%	50%	50	30	68%	14	14	3%	11%
Toviaz	GIP	77	62	22%	27%	36	31	15%	41	31	29%	38%
Revatio	GEP	67	82	(18%)	(13%)	11	15	(29%)	57	67	(16%)	(10%)
Cardura	GEP	64	75	(14%)	(9%)	1	1	(22%)	64	74	(14%)	(8%)
Xanax/Xanax XR	GEP	63	72	(12%)	(8%)	11	13	(13%)	52	59	(11%)	(6%)
Inspra	GEP	54	69	(21%)	(16%)	—	2	(67%)	54	67	(20%)	(15%)
Somavert	GIP	61	58	5%	10%	17	14	19%	45	44	1%	8%
BMP2	GIP	81	51	59%	59%	81	51	60%	—	—	—	—
Diflucan	GEP	80	78	3%	8%	2	1	125%	78	77	2%	6%
Neurontin	GEP	52	58	(11%)	(8%)	12	12	(1%)	40	46	(13%)	(10%)
Unasyn	GEP	55	54	1%	6%	—	—	(53%)	55	54	2%	7%
Detrol/Detrol LA	GEP	52	125	(58%)	(57%)	16	78	(80%)	36	47	(22%)	(17%)
Depo-Provera	GEP	54	52	1%	3%	13	11	5%	41	41	—	2%
Protonix/Pantoprazole	GEP	46	48	(5%)	(5%)	46	48	(5%)	—	—	—	—
Dalacin/Cleocin	GEP	46	50	(6%)	(2%)	8	11	(27%)	39	39	—	4%
Caduet	GEP	54	59	(7%)	(2%)	5	7	(28%)	50	52	(5%)	2%
Alliance revenues(e)	GEP/GIP	276	441	(37%)	(36%)	183	366	(50%)	93	75	25%	34%
All other biopharmaceutical(f)	GIP/GEP/V/O	1,853	1,902	(3%)	1%	624	559	11%	1,229	1,343	(9%)	(4%)
All other GIP(f)	GIP	127	141	(11%)	(6%)	48	42	13%	78	99	(21%)	(14%)
All other GEP(f)	GEP	1,658	1,712	(3%)	—	540	488	11%	1,118	1,224	(9%)	(4%)
All other V/O(f)	V/O	68	51	33%	34%	36	30	19%	32	21	54%	56%
OTHER REVENUES:
CONSUMER HEALTHCARE	C	$953	$943	1%	4%	$490	$469	5%	$462	$474	(3%)	2%
OTHER(g)		$83	$135	(38%)	(41%)	$72	$47	53%	$11	$88	(88%)	(92%)
See end of tables for notes (a) through (g).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FOURTH QUARTER 2014 and 2013
(UNAUDITED)
(millions of dollars)

		DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
		2014	2013	% Change		2014	2013	% Change		2014	2013	% Change
	BUSINESS(b)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	ALL	$3,077	$3,237	(5%)	—	$1,886	$2,207	(15%)	(7%)	$3,105	$3,030	2%	7%
BIOPHARMACEUTICAL REVENUES - INTERNATIONAL:	GEP/GIP/V/O	$2,912	$3,073	(5%)	(1%)	$1,778	$2,090	(15%)	(8%)	$2,905	$2,749	6%	10%
Lyrica(c)	GEP/GIP	434	413	5%	10%	199	183	9%	19%	138	139	(1%)	7%
Prevnar family	V	248	251	(1%)	4%	140	151	(7%)	(1%)	292	249	17%	26%
Enbrel (Outside Canada)	GIP	645	659	(2%)	3%	123	137	(10%)	(3%)	236	209	13%	21%
Celebrex	GEP	30	41	(28%)	(24%)	123	130	(5%)	2%	102	103	(2%)	2%
Lipitor	GEP	59	92	(36%)	(32%)	83	129	(36%)	(32%)	372	293	27%	29%
Viagra(k)	GEP/GIP	20	37	(45%)	(43%)	25	39	(37%)	(32%)	88	87	2%	8%
Zyvox	GEP	85	87	(2%)	3%	29	35	(17%)	(9%)	58	47	24%	28%
Sutent	O	106	109	(3%)	2%	34	37	(8%)	—	74	76	(2%)	5%
Norvasc	GEP	23	28	(17%)	(12%)	86	121	(29%)	(23%)	163	155	5%	7%
Premarin family	GEP	2	2	(11%)	(10%)	9	11	(13%)	(7%)	10	11	(3%)	2%
BeneFIX	GIP	72	71	3%	8%	33	38	(12%)	(7%)	8	7	17%	26%
Vfend	GEP	76	83	(8%)	(3%)	36	44	(17%)	(10%)	65	79	(18%)	(13%)
Pristiq	GEP	4	1	*	*	29	31	(3%)	3%	16	12	45%	52%
Genotropin	GIP	62	71	(12%)	(8%)	44	50	(12%)	(3%)	30	27	11%	19%
Chantix/Champix	GIP	27	28	(2%)	1%	35	34	—	8%	11	10	1%	10%
Refacto AF/Xyntha	GIP	95	108	(12%)	(7%)	11	18	(41%)	(38%)	14	9	62%	68%
Xalatan/Xalacom	GEP	31	44	(31%)	(27%)	51	60	(16%)	(8%)	37	44	(15%)	(9%)
Medrol	GEP	24	23	2%	6%	8	10	(17%)	(10%)	36	50	(28%)	(26%)
Xalkori	O	32	24	33%	40%	14	12	12%	21%	22	12	79%	84%
Zoloft	GEP	14	16	(18%)	(13%)	47	58	(19%)	(11%)	38	40	(3%)	2%
Inlyta	O	30	31	(5%)	(1%)	24	25	—	10%	7	3	124%	162%
Relpax	GEP	20	19	6%	12%	12	14	(15%)	(7%)	5	6	(13%)	(6%)
Fragmin	GEP	53	53	—	4%	24	24	(1%)	6%	19	17	15%	23%
Sulperazon	GEP	—	—	—	—	5	8	(28%)	(21%)	80	79	—	1%
Effexor	GEP	23	26	(14%)	(9%)	11	17	(34%)	(31%)	24	26	(7%)	(4%)
Rapamune	GIP	14	14	(5%)	(1%)	4	4	(13%)	(8%)	20	22	(7%)	2%
Tygacil	GEP	18	19	(7%)	(2%)	2	2	(4%)	(3%)	35	38	(6%)	(2%)
Zithromax/Zmax	GEP	12	15	(23%)	(19%)	18	35	(49%)	(44%)	46	52	(12%)	(10%)
Xeljanz	GIP	2	—	*	*	3	—	*	*	3	1	*	*
Zosyn/Tazocin	GEP	5	10	(53%)	(51%)	—	2	(84%)	(84%)	31	45	(31%)	(28%)
EpiPen	GEP	—	—	—	—	14	14	3%	11%	—	—	—	—
Toviaz	GIP	23	24	(5%)	—	15	4	*	*	3	3	3%	12%
Revatio	GEP	37	45	(18%)	(14%)	11	15	(24%)	(16%)	9	7	19%	28%
Cardura	GEP	21	22	(1%)	3%	16	24	(32%)	(25%)	26	28	(8%)	(3%)
Xanax/Xanax XR	GEP	26	28	(6%)	—	7	9	(27%)	(20%)	20	22	(12%)	(8%)
Inspra	GEP	35	46	(25%)	(21%)	14	16	(12%)	(3%)	5	5	3%	12%
Somavert	GIP	36	36	1%	7%	4	4	(5%)	4%	4	4	5%	17%
BMP2	GIP	—	—	—	—	—	—	—	—	—	—	—	—
Diflucan	GEP	13	15	(10%)	(4%)	6	9	(25%)	(19%)	59	53	10%	13%
Neurontin	GEP	12	16	(27%)	(24%)	9	9	(2%)	2%	19	21	(8%)	(4%)
Unasyn	GEP	9	11	(12%)	(7%)	15	17	(14%)	(5%)	31	26	17%	20%
Detrol/Detrol LA	GEP	8	12	(27%)	(24%)	15	23	(35%)	(29%)	13	12	6%	12%
Depo-Provera	GEP	7	7	(5%)	(3%)	3	4	(9%)	(3%)	31	30	2%	3%
Protonix/Pantoprazole	GEP	—	—	—	—	—	—	—	—	—	—	—	—
Dalacin/Cleocin	GEP	9	9	3%	9%	6	7	(9%)	(3%)	24	23	1%	5%
Caduet	GEP	3	5	(32%)	(28%)	37	36	—	7%	11	11	(9%)	(6%)
Alliance revenues(l)	GEP/GIP	45	29	54%	63%	33	37	(9%)	—	15	9	70%	76%
All other biopharmaceutical(f)	GIP/GEP/V/O	361	393	(8%)	(3%)	312	403	(23%)	(16%)	555	547	1%	5%
OTHER REVENUES - INTERNATIONAL		$166	$164	1%	6%	$107	$117	(8%)	(3%)	$200	$281	(29%)	(26%)
See end of tables for notes (b), (c), (f) and (h) through (l).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
REVENUES
TWELVE MONTHS 2014 and 2013
(UNAUDITED)
(millions of dollars)

		WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
		2014	2013	% Change		2014	2013	% Change	2014	2013	% Change
	BUSINESS(b)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	ALL	$49,605	$51,584	(4%)	(2%)	$19,073	$20,274	(6%)	$30,532	$31,310	(2%)	—
BIOPHARMACEUTICAL REVENUES:	GEP/GIP/V/O	$45,708	$47,878	(5%)	(3%)	$17,164	$18,570	(8%)	$28,544	$29,308	(3%)	—
Lyrica(c)	GEP/GIP	5,168	4,595	12%	14%	2,315	1,963	18%	2,853	2,632	8%	11%
Prevnar family	V	4,464	3,974	12%	14%	2,154	1,804	19%	2,310	2,170	6%	10%
Enbrel (Outside the U.S. and Canada)	GIP	3,850	3,774	2%	4%	—	—	—	3,850	3,774	2%	4%
Celebrex	GEP	2,699	2,918	(8%)	(6%)	1,735	1,933	(10%)	964	985	(2%)	2%
Lipitor	GEP	2,061	2,315	(11%)	(9%)	242	432	(44%)	1,820	1,883	(3%)	(1%)
Viagra(d)	GEP/GIP	1,685	1,881	(10%)	(9%)	1,140	1,132	1%	545	749	(27%)	(24%)
Zyvox	GEP	1,352	1,353	—	1%	680	688	(1%)	671	665	1%	3%
Sutent	O	1,174	1,204	(2%)	(1%)	354	351	1%	821	853	(4%)	(1%)
Norvasc	GEP	1,112	1,229	(10%)	(6%)	39	39	(1%)	1,073	1,190	(10%)	(7%)
Premarin family	GEP	1,076	1,092	(1%)	(1%)	992	1,001	(1%)	83	91	(8%)	(2%)
BeneFIX	GIP	856	832	3%	3%	399	395	1%	457	437	5%	5%
Vfend	GEP	756	775	(2%)	—	36	61	(40%)	719	714	1%	3%
Pristiq	GEP	737	698	6%	7%	553	540	2%	184	158	17%	25%
Genotropin	GIP	723	772	(6%)	(4%)	184	199	(7%)	539	573	(6%)	(3%)
Chantix/Champix	GIP	647	648	—	1%	377	343	10%	269	305	(12%)	(8%)
Refacto AF/Xyntha	GIP	631	602	5%	5%	137	123	11%	494	479	3%	3%
Xalatan/Xalacom	GEP	495	589	(16%)	(12%)	23	30	(26%)	473	559	(15%)	(11%)
Medrol	GEP	443	464	(5%)	(3%)	174	148	18%	269	316	(15%)	(13%)
Xalkori	O	438	282	55%	56%	195	139	40%	243	143	69%	72%
Zoloft	GEP	423	469	(10%)	(5%)	55	44	23%	368	425	(13%)	(8%)
Inlyta	O	410	319	28%	32%	188	155	21%	222	164	35%	41%
Relpax	GEP	382	359	6%	8%	244	218	12%	137	141	(2%)	1%
Fragmin	GEP	364	359	2%	3%	6	23	(73%)	358	336	6%	8%
Sulperazon	GEP	354	309	15%	16%	—	—	—	354	309	15%	16%
Effexor	GEP	344	440	(22%)	(21%)	110	173	(36%)	234	267	(13%)	(11%)
Rapamune	GIP	339	350	(3%)	—	202	201	1%	137	149	(8%)	(1%)
Tygacil	GEP	323	358	(10%)	(8%)	112	150	(25%)	211	208	1%	4%
Zithromax/Zmax	GEP	314	387	(19%)	(17%)	12	7	73%	302	380	(21%)	(18%)
Xeljanz	GIP	308	114	170%	172%	289	112	158%	20	2	*	*
Zosyn/Tazocin	GEP	303	395	(23%)	(22%)	155	172	(10%)	148	223	(34%)	(31%)
EpiPen	GEP	294	273	8%	9%	240	213	13%	54	60	(10%)	(4%)
Toviaz	GIP	288	236	22%	23%	134	120	11%	154	116	32%	34%
Revatio	GEP	276	307	(10%)	(9%)	51	67	(23%)	225	240	(6%)	(5%)
Cardura	GEP	263	296	(11%)	(8%)	4	4	(6%)	260	292	(11%)	(8%)
Xanax/Xanax XR	GEP	253	276	(8%)	(7%)	42	49	(14%)	211	227	(7%)	(5%)
Inspra	GEP	233	233	—	1%	3	6	(47%)	230	227	1%	3%
Somavert	GIP	229	217	6%	6%	57	52	8%	172	165	5%	5%
BMP2	GIP	228	209	9%	9%	228	209	9%	—	—	—	—
Diflucan	GEP	220	242	(9%)	(6%)	7	3	139%	213	239	(11%)	(8%)
Neurontin	GEP	210	216	(3%)	—	47	45	4%	164	171	(4%)	(1%)
Unasyn	GEP	207	212	(3%)	3%	1	1	(40%)	206	211	(2%)	3%
Detrol/Detrol LA	GEP	201	562	(64%)	(63%)	54	375	(86%)	146	187	(22%)	(17%)
Depo-Provera	GEP	201	191	2%	3%	60	57	1%	141	134	3%	4%
Protonix/Pantoprazole	GEP	198	185	7%	7%	198	185	7%	—	—	—	—
Dalacin/Cleocin	GEP	184	199	(8%)	(5%)	37	56	(34%)	147	143	3%	6%
Caduet	GEP	180	223	(19%)	(14%)	(1)	23	(106%)	181	200	(9%)	(4%)
Alliance revenues(e)	GEP/GIP	957	2,628	(64%)	(63%)	693	2,267	(69%)	264	361	(27%)	(25%)
All other biopharmaceutical(f)	GIP/GEP/V/O	6,854	7,317	(6%)	(3%)	2,207	2,262	(2%)	4,648	5,055	(8%)	(4%)
All other GIP(f)	GIP	469	540	(13%)	(9%)	173	196	(12%)	296	344	(14%)	(7%)
All other GEP(f)	GEP	6,175	6,614	(7%)	(4%)	1,907	1,973	(3%)	4,267	4,641	(8%)	(4%)
All other V/O(f)	V/O	211	164	29%	30%	127	94	35%	84	70	21%	22%
OTHER REVENUES:
CONSUMER HEALTHCARE	C	$3,446	$3,342	3%	5%	$1,697	$1,580	7%	$1,749	$1,762	(1%)	3%
OTHER(g)		$451	$364	24%	23%	$212	$124	71%	$239	$240	—	(2%)
See end of tables for notes (a) through (g).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
TWELVE MONTHS 2014 and 2013
(UNAUDITED)
(millions of dollars)

		DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
		2014	2013	% Change		2014	2013	% Change		2014	2013	% Change
	BUSINESS(b)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	ALL	$11,719	$11,739	—	(2%)	$7,314	$8,346	(12%)	(6%)	$11,499	$11,225	2%	7%
BIOPHARMACEUTICAL REVENUES - INTERNATIONAL:	GEP/GIP/V/O	$11,080	$11,156	(1%)	(2%)	$6,922	$7,937	(13%)	(6%)	$10,542	$10,215	3%	8%
Lyrica(c)	GEP/GIP	1,634	1,458	12%	10%	735	680	8%	17%	484	494	(2%)	4%
Prevnar family	V	753	758	(1%)	(2%)	507	536	(5%)	—	1,050	876	20%	25%
Enbrel (Outside Canada)	GIP	2,511	2,413	4%	2%	478	516	(7%)	—	861	845	2%	12%
Celebrex	GEP	137	151	(9%)	(11%)	450	464	(3%)	4%	377	370	2%	6%
Lipitor	GEP	267	319	(16%)	(18%)	349	510	(32%)	(28%)	1,204	1,054	14%	16%
Viagra(k)	GEP/GIP	86	265	(68%)	(68%)	116	152	(24%)	(18%)	343	332	3%	8%
Zyvox	GEP	340	325	5%	3%	119	136	(13%)	(5%)	212	204	4%	10%
Sutent	O	416	402	3%	2%	132	140	(6%)	1%	273	311	(12%)	(6%)
Norvasc	GEP	98	108	(9%)	(11%)	362	485	(25%)	(20%)	613	597	3%	5%
Premarin family	GEP	9	9	(4%)	(8%)	33	37	(10%)	(3%)	42	45	(7%)	(1%)
BeneFIX	GIP	283	257	10%	8%	140	139	1%	6%	34	41	(17%)	(12%)
Vfend	GEP	301	305	(1%)	(3%)	144	154	(7%)	1%	274	255	8%	13%
Pristiq	GEP	14	1	*	*	109	105	4%	12%	62	52	20%	29%
Genotropin	GIP	251	268	(6%)	(8%)	179	197	(9%)	(2%)	109	108	—	8%
Chantix/Champix	GIP	97	116	(16%)	(19%)	132	143	(7%)	(1%)	40	46	(15%)	(7%)
Refacto AF/Xyntha	GIP	385	386	—	(2%)	54	70	(22%)	(17%)	54	23	132%	139%
Xalatan/Xalacom	GEP	127	161	(21%)	(22%)	198	232	(15%)	(7%)	147	166	(11%)	(6%)
Medrol	GEP	94	90	4%	2%	33	39	(15%)	(8%)	142	187	(24%)	(22%)
Xalkori	O	113	65	73%	71%	62	45	37%	47%	67	33	105%	108%
Zoloft	GEP	54	63	(15%)	(16%)	185	221	(17%)	(9%)	130	141	(8%)	(2%)
Inlyta	O	107	77	38%	36%	93	81	15%	25%	23	6	*	*
Relpax	GEP	73	69	6%	5%	45	52	(12%)	(4%)	19	20	(4%)	2%
Fragmin	GEP	205	183	12%	9%	87	89	(2%)	5%	66	64	4%	7%
Sulperazon	GEP	—	—	—	—	22	28	(22%)	(14%)	333	281	18%	19%
Effexor	GEP	92	96	(5%)	(6%)	46	68	(32%)	(28%)	96	103	(7%)	(3%)
Rapamune	GIP	52	52	—	(2%)	17	17	(5%)	1%	68	80	(13%)	(1%)
Tygacil	GEP	74	72	2%	1%	7	7	—	(1%)	130	129	1%	6%
Zithromax/Zmax	GEP	54	59	(8%)	(10%)	74	130	(43%)	(37%)	173	191	(9%)	(8%)
Xeljanz	GIP	6	—	*	*	7	1	*	*	6	1	*	*
Zosyn/Tazocin	GEP	22	40	(46%)	(47%)	7	12	(44%)	(43%)	119	171	(30%)	(26%)
EpiPen	GEP	—	—	—	—	54	60	(10%)	(4%)	—	—	—	—
Toviaz	GIP	91	85	7%	5%	51	19	161%	176%	13	12	5%	14%
Revatio	GEP	148	157	(6%)	(8%)	46	52	(12%)	(4%)	31	31	1%	5%
Cardura	GEP	83	86	(4%)	(5%)	74	100	(26%)	(20%)	102	106	(3%)	1%
Xanax/Xanax XR	GEP	102	101	1%	—	27	35	(23%)	(17%)	81	91	(11%)	(7%)
Inspra	GEP	160	150	6%	4%	54	58	(7%)	2%	17	19	(11%)	(5%)
Somavert	GIP	141	134	5%	4%	16	16	(1%)	7%	15	15	5%	15%
BMP2	GIP	—	—	—	—	—	—	—	—	—	—	—	—
Diflucan	GEP	53	52	1%	—	27	33	(19%)	(13%)	133	154	(13%)	(10%)
Neurontin	GEP	53	53	(1%)	(3%)	36	37	(4%)	(2%)	75	81	(7%)	—
Unasyn	GEP	39	40	(2%)	(4%)	60	68	(12%)	(4%)	107	103	4%	10%
Detrol/Detrol LA	GEP	33	53	(37%)	(38%)	63	86	(27%)	(21%)	51	48	5%	12%
Depo-Provera	GEP	27	27	(1%)	(5%)	12	13	(4%)	2%	102	94	5%	7%
Protonix/Pantoprazole	GEP	—	—	—	—	—	—	—	—	—	—	—	—
Dalacin/Cleocin	GEP	33	32	3%	2%	20	23	(11%)	(3%)	94	89	6%	10%
Caduet	GEP	10	14	(23%)	(24%)	129	142	(9%)	(3%)	42	44	(6%)	(3%)
Alliance revenues(l)	GEP/GIP	139	118	18%	17%	89	201	(56%)	(52%)	37	42	(14%)	(13%)
All other biopharmaceutical(f)	GIP/GEP/V/O	1,314	1,486	(11%)	(12%)	1,244	1,508	(18%)	(11%)	2,090	2,060	2%	7%
OTHER REVENUES - INTERNATIONAL		$639	$583	10%	9%	$392	$409	(4%)	1%	$957	$1,010	(5%)	(1%)
See end of tables for notes (b), (c), (f) and (h) through (l).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on pages 31 and 33.
(b)
Indicates the business to which the revenues relate. GIP = the Global Innovative Pharmaceutical segment; V= the Global Vaccines business; O= the Global Oncology business; C = the Consumer Healthcare business; and GEP = the Global Established Pharmaceutical segment.

(c)	Lyrica revenues from all of Europe are included in GEP. All other Lyrica revenues are included in GIP.
(d)	Viagra revenues from the U.S. and Canada are included in GIP. All other Viagra revenues are included in GEP.
(e)	Includes Enbrel (GIP, in the U.S. and Canada through October 31, 2013), Spiriva (GEP), Rebif (GIP), Aricept (GEP) and Eliquis (GIP).
(f)	All other GIP, All other GEP and All other V/O are subsets of All other biopharmaceutical revenues.
(g)
Other primarily includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and revenues related to our transitional manufacturing and supply agreements with Zoetis.

(h)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(i)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(j)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

(k)	Viagra revenues from Canada are included in GIP. All other international Viagra revenues are included in GEP.
(l)	Includes Enbrel (GIP, in Canada through October 31, 2013), Spiriva (GEP), Aricept (GEP) and Eliquis (GIP).

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of January 27, 2015. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.
This earnings release and the attachments contain forward-looking statements about our future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; and decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with interim data, including the risk that final results of studies for which interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the interim data results and may not support further clinical development of the applicable product candidate or indication;

▪	the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated timeframe or at all;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪	difficulties or delays in manufacturing;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment;

▪
the impact of any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

▪
the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification or repeal of any of the provisions thereof;

▪
U.S. federal or state legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries and Japan and government-imposed access restrictions in certain countries;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;

▪
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals;

▪	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix; and

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of the internal separation of our commercial operations into our new operating structure.
A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have reported had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.